   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 1996
                                                      REGISTRATION NO.
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

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                     INTERACTIVE FLIGHT TECHNOLOGIES, INC.

                     DELAWARE                                          11-3197148
             (STATE OF INCORPORATION)                               (I.R.S. EMPLOYER
                                                                 IDENTIFICATION NUMBER)

                      4041 N. CENTRAL AVENUE, SUITE 2000
                            PHOENIX, ARIZONA 85012
                                (602) 200-8900

                                ---------------

                                 MICHAIL ITKIS
                     INTERACTIVE FLIGHT TECHNOLOGIES, INC.
                      4041 N. CENTRAL AVENUE, SUITE 2000
                            PHOENIX, ARIZONA 85012
                                (602) 200-8900
                              (AGENT FOR SERVICE)

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           It is requested that copies of communications be sent to:

                            THEODORE E. GUTH, ESQ.
                              IRELL & MANELLA LLP
                           1800 AVENUE OF THE STARS
                                   SUITE 900
                         LOS ANGELES, CALIFORNIA 90067
                                (310) 277-1010

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  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement as determined by market conditions.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

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                        CALCULATION OF REGISTRATION FEE

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                                                      PROPOSED MAXIMUM
                                                       OFFERING PRICE  PROPOSED MAXIMUM  AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE    PER WARRANT OR     AGGREGATE     REGISTRATION
           TO BE REGISTERED             REGISTERED       PER SHARE      OFFERING PRICE      FEE
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Redeemable Class B Warrants...........    275,000(2)       $ 6.50(1)      $1,787,500(1)  $  616.38
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Class A Common Stock ($.01 par
 value)(3)............................    275,000(3)       $14.69(1)      $4,039,750(1)  $1,393.02
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Class A Common Stock ($.01 par
 value)(4)............................  8,775,000(4)       $  --          $      --            -- (4)
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Redeemable Class B Warrants(5)........  1,550,000(5)       $  --          $      --            -- (5)
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Class A Common Stock ($0.1 par
 value)(5)............................  3,100,000(5)       $  --          $      --            -- (5)
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(1) Estimated solely for purpose of determining the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices per share of the Redeemable Class B Warrants and the Class A Common Stock reported on the Nasdaq SmallCap Market on October 8, 1996.
(2) Warrants issued in an April 1996 private placement and registered for resale hereunder by the holders thereof.
(3) Shares issuable upon exercise of the Redeemable Class B Warrants described in (2) above.
(4) Shares issuable upon exercise of up to 8,775,000 outstanding Class B Warrants issued in prior public offerings and previously registered on Form SB-2, Registration Nos. 33-86926 and 333-02044, for which registration fees were previously paid. Pursuant to Rule 429, no additional registration fee is due.
(5) Represents 1,550,000 Class B Warrants and 1,550,000 shares of Class A Common Stock held by certain securityholders, and an additional 1,550,000 shares of Class A Common Stock issuable upon exercise of such warrants, in each case previously registered for resale by the Selling Securityholders on Form SB-2, Registration Nos. 33-86926 and 333-02044, for which registration fees were previously paid. Pursuant to Rule 429, no additional registration fee is due.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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                               EXPLANATORY NOTE

  Pursuant to Rule 429 of the Securities Act of 1933, as amended, this Registration Statement relates to three different offerings, as follows:

  OFFERING #1: This Registration Statement relates to (i) 275,000 of the Company's redeemable class B warrants ("Class B Warrants") acquired by certain selling securityholders in a private placement in April 1996, and (iii) 275,000 shares of Class A Common Stock underlying such Class B Warrants, all for resale from time to time by the selling securityholders.

  The complete Prospectus relating to Offering #1 follows immediately after this Explanatory Note.

  OFFERING #2: This Registration Statement also relates to up to 8,775,000 shares of Class A Common Stock (the "Class B Warrant Stock") issuable upon exercise of the Company's outstanding Class B Warrants (excluding Class B Warrants held by the selling securityholders in Offerings #1 and #3). The issuance of the Class B Warrant Stock was previously registered in the Company's Registration Statement on Form SB-2, Registration No. 333-02044 (the "SB-2"), and is included in this Registration Statement to satisfy the Company's undertaking to file a post-effective amendment to the SB-2.

  The complete Prospectus relating to Offering #1 follows immediately after this Explanatory Note. Following the Prospectus for Offering #1 are pages (denoted as Alternate Offering #2 Pages) of the Prospectus relating solely to the Class B Warrant Stock, including an alternative cover page, and sections entitled "Use of Proceeds," "Dilution," "Plan of Distribution," "Concurrent Offerings" and "Legal Matters" to be used in lieu of the sections entitled "Use of Proceeds," "Dilution," "Selling Securityholders," "Plan of Distribution," "Blair Commission," "Concurrent Offerings" and "Legal Matters" in the Prospectus relating to Offering #1.

  OFFERING #3: This Registration Statement also relates to (i) 1,550,000 Class B Warrants and 1,550,000 shares of Class A Common Stock issued upon exercise of certain redeemable class A warrants acquired by certain selling securityholders in connection with the Company's 1994 Bridge Financing and
(ii) an additional 1,550,000 shares of Class A Common Stock underlying the aforementioned Class B Warrants, all for resale from time to time by the selling securityholders. The resale of the selling securityholder securities offered in Offering #3 was previously registered in the Company's Registration Statement on the above-described SB-2, and is included in this Registration Statement to satisfy the Company's undertaking to file a post-effective amendment to the SB-2.

  The complete Prospectus relating to Offering #1 follows immediately after this Explanatory Note. Following the Prospectus for Offering #1 are pages (denoted as Alternate Offering #3 Pages) of the Prospectus relating solely to the resale of the selling securityholder securities offered in Offering #3, including an alternative cover page, and sections entitled "Use of Proceeds," "Dilution," "Selling Securityholders," "Concurrent Offerings" and "Legal Matters" to be used in lieu of the sections entitled "Use of Proceeds," "Dilution," "Selling Securityholders," "Concurrent Offerings" and "Legal Matters" in the Prospectus relating to Offering #1.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED OCTOBER   , 1996
                                   PROSPECTUS

                     INTERACTIVE FLIGHT TECHNOLOGIES, INC.

                      275,000 REDEEMABLE CLASS B WARRANTS
                     275,000 SHARES OF CLASS A COMMON STOCK

  This Prospectus relates to 275,000 Redeemable Class B Warrants (the "Class B Warrants") of Interactive Flight Technologies, Inc., a Delaware corporation (the "Company"), held by two holders (the "Selling Securityholders"), and the 275,000 shares of Class A Common Stock, $.01 par value ("Class A Common Stock"), issuable upon the exercise of such 275,000 Class B Warrants. The 275,000 Class B Warrants held by the Selling Securityholders are sometimes referred to herein as the "Selling Securityholder Warrants" and, together with the shares of Class A Common Stock issuable upon exercise of the Selling Securityholder Warrants, the "Selling Securityholder Securities." The Selling Securityholder Warrants were issued to the Selling Securityholders in exchange for certain services rendered to the Company. See "Selling Securityholders" and "Plan of Distribution." Each Class B Warrant entitles the holder to purchase one share of Class A Common Stock, at an exercise price of $9.75, subject to adjustment, at any time until March 6, 2000. The Class B Warrants are subject to redemption by the Company for $.05 per Warrant, upon 30 days' written notice, if the average closing bid price of the Class A Common Stock exceeds $13.65 per share (subject to adjustment) for 30 consecutive business days ending within 5 days of the date of the notice of redemption.

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THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                                   ON PAGE 6.

                                  -----------

  The Class A Common Stock and the Company's Class B Common Stock, $.01 par value (the "Class B Common Stock"), are essentially identical, except that the Class B Common Stock has six votes per share and the Class A Common Stock has one vote per share on all matters upon which stockholders may vote. The holders of Class B Common Stock, the majority of whom are executive officers, directors and/or principal stockholders of the Company, control approximately 65% of the total voting power and therefore are able to elect all of the Company's directors and control the Company.

  The securities offered by the Selling Securityholders by this Prospectus may be sold from time to time by the Selling Securityholders or by their transferees. The distribution of the Selling Securityholder Warrants and the Class A Common Stock offered hereby by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

  The Selling Securityholders, and intermediaries through whom such securities are sold, may be deemed underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

  The Company will not receive any of the proceeds from the sale of securities by the Selling Securityholders. In the event all of the Selling Securityholder Warrants are exercised, the Company will receive gross proceeds of $2,681,250, less payment of applicable commissions to D.H. Blair Investment Banking Corp ("Blair"). See "Selling Securityholders," "Plan of Distribution" and "Blair Commission."

  The Class A Common Stock and the Class B Warrants are traded on the Nasdaq SmallCap Market ("Nasdaq"). On October , 1996, the closing sale price of the
Class A Common Stock on Nasdaq was $   per share and the closing sale price of
the Class B Warrants on Nasdaq was $  .

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is     , 1996.

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SECURITYHOLDERS OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices at (i) Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, (ii) 7 World Trade Center, 13th Floor, New York, New York 10048, and (iii) 5757 Wilshire Boulevard, Suite 500, Los Angeles, California 90036. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy statements, information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements, information statements and other information may be found the Commission's site address, http://www.sec.gov. The Class A Common Stock and the Class B Warrants are listed on the Nasdaq SmallCap Market ("Nasdaq") and reports, proxy statements and other information regarding the Company can be inspected at the offices of such exchange.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to the Registration Statement, including the exhibits filed or incorporated as a part thereof. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents heretofore filed by the Company under the Exchange Act with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1995, and Amendment No. 1 to the Annual Report on Form 10-KSB/A for the fiscal year ended October 31, 1995; (2) the Company's Quarterly Reports on Form 10-QSB dated January 31, 1996, April 30, 1996 and July 31, 1996; and (3) the description of the Company's Common Stock as set forth in the Company's registration statement on Form 8-A filed with the Commission on December 31, 1994, as amended by the Company's registration statement on Form 8-A/A filed with the Commission on March 8, 1995, and any other amendments or reports thereto filed with the Commission for the purpose of updating such description.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide, without charge, to each person to whom a copy of this Prospectus has been delivered, on the request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits thereto. Written or oral requests for such copies should be directed to Interactive Flight Technologies, Inc., 4041 N. Central Avenue, Suite 2000, Phoenix, Arizona 85012, Attention: Chief Financial Officer. The telephone number is (602) 200-8900.

                          FORWARD-LOOKING INFORMATION

  Except for historical information contained herein, the matters discussed in this Prospectus and in the documents incorporated by reference herein are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, the failure of passenger use of the Entertainment Network to generate sufficient revenues, the failure to execute definitive agreements with additional airlines (or, in the case of Swissair, with the Swiss lottery organization) on favorable terms or at all, the failure of the Company to receive sufficient financing to perform its obligations under its existing and contemplated agreements, the impact of competition and downward pricing pressures, the effect of changing economic conditions, risks in technology development, the risks involved in currency fluctuations, and the other risks and uncertainties detailed in "Risk Factors" below and in the Company's Registration Statement on Form SB-2 dated April 4, 1996, the Company's Annual Report on Form 10-KSB and Amendment No. 1 to the Annual Report on Form 10-KSB/A for the fiscal year ended October 31, 1995.

                                  THE COMPANY

  Interactive Flight Technologies, Inc. (the "Company") is engaged in the development, assembly, installation and operation of a computer-based in-flight entertainment network (the "Entertainment Network"). The first generation of the Entertainment Network provided aircraft passengers the opportunity to view movies, to play computer games and, in certain cases where permitted by applicable law, to gamble through a high-resolution video touch screen. The Company has also recently developed a second generation of the Entertainment Network (the "IFEN-2") which includes additional features such as secure casino gaming, in-flight shopping, a telephone interface system, the ability for passengers to pay for IFEN-2 usage through their credit cards, and increased video-on-demand capacity.

  To date, the Company has entered into contracts to install and operate the Entertainment Network on the aircraft of three airlines--Alitalia Airlines S.p.A. ("Alitalia"), Debonair Airlines ("Debonair"), and Swissair VKB ("Swissair"). Under the Company's agreement with Alitalia (the "Alitalia Agreement"), the first generation of the Entertainment Network system was installed in November 1995 in the first class and business class seats of an Alitalia MD-11 aircraft. Following completion of the test period of this first installed Entertainment Network system, Alitalia accepted the remainder of the Alitalia Agreement and the Company accordingly delivered first generation Entertainment Network systems for installation on an additional four Alitalia MD-11 aircraft. The agreement provides for the Company to operate the Entertainment Networks on all five aircraft over a period of approximately eight years. The Alitalia Agreement does not presently provide for, and is not expected to provide for, passenger use of gambling features of the Entertainment Network. Under the Alitalia Agreement, Alitalia is to pay an aggregate of approximately $2.7 million for the hardware components of the five Entertainment Network systems, of which $1.1 million has been paid to date and $1.6 million is currently due and payable.

  In March 1996, the Company entered into a second airline contract (the "Debonair Agreement") with Debonair, a start-up European airline. The Debonair Agreement provides for the Company to deliver and install IFEN-2 systems (including video casino style gambling) for all seats on Debonair's entire fleet, which consists of six RJ-146 aircraft. The aggregate purchase price to be paid by Debonair for the hardware components of the six IFEN-2 systems and related spare parts is approximately $5.8 million. However, the Debonair Agreement provides that, provided Debonair utilizes the casino gaming feature of the Entertainment Networks, Debonair is not required to pay any up-front funds to the Company for the six Entertainment Networks. Instead, payments to the Company will be made solely through a revenue-sharing arrangement, which provides that the Company will receive a percentage of revenues generated by the Entertainment Networks, principally casino gaming revenues, until the aggregate purchase price plus accrued interest for all six Entertainment Networks is paid, and thereafter the Company will receive a reduced percentage of such revenues. The Debonair Agreement further provides that if the use of the casino gaming features of the IFEN-2 systems is ordered by law to cease, then no further payments of purchase price for each installed system shall be due.

  Effective July 18, 1996, the Company entered into an agreement with Swissair to provide for delivery and installation by the Company of IFEN-2 systems on sixteen Swissair MD-11 aircraft and five Swissair B-747 aircraft. The Company will also provide various maintenance and operational services for the installed IFEN-2 systems. Subject to execution of an agreement with Interkantonale Landeslotterie ("ILL"), the operator of the Swiss lottery based in Zurich, Switzerland, the IFEN-2 systems installed on Swissair aircraft will allow passengers to participate in various Swiss lottery games, but are not expected to allow use of the traditional casino style gaming features such as slots or poker. In the event that no agreement is reached with ILL, either Swissair or the Company may terminate the Swissair Agreement.

  Under the Swissair Agreement, subject to the terms thereof, the Company is entitled to receive an aggregate of approximately $72 million for the IFEN-2 hardware, plus the costs of installation and certain upgrades. The Company will also be reimbursed for its projected costs in connection with maintaining and operating the systems. However, the hardware purchase price and the operating expenses are payable only out of net revenues received from passenger participation in the aforementioned lottery games. Further, the Company may receive such amounts only after Swissair is first reimbursed from the net lottery revenues for certain expenses incurred in connection with the installation and operation of the IFEN-2 systems. Any amounts remaining after payment of the Company's operating costs and the IFEN-2 purchase price will be paid over to ILL. The Company will also receive a percentage of revenues and commissions from advertising and shopping services available on the installed IFEN-2 systems.

  The Company is aggressively marketing the Entertainment Network to numerous additional airlines, focusing primarily on international carriers or domestic carriers with international routes. However, no there can be no assurance that definitive agreements will be executed with any other airlines. See "Risk Factors."

  On September 5, 1996, the Company signed a Letter of Intent to form a strategic alliance (the "Alliance") with interests of the Pritzker family of Chicago (the "Pritzker Interests"). The Letter of Intent contemplates that the Pritzker Interests would use their marketing resources to enhance IFT's relationship with international domestic air carriers. In addition, the Letter of Intent provides for the Pritzker Interests to help develop and coordinate financing sources for IFT.

  Subject to the satisfaction of certain conditions, the Pritzker Interests would invest up to $20 million in a proposed Joint Venture in order to raise one-third of the money required for a potential future airline project currently under consideration (which amount would not be available to fund the Company's currently existing airline obligations). The Pritzker Interests would also have the option to invest in up to six similar ventures for future airline projects. Under the Alliance, the Pritzker Interests would purchase up to $1 million of IFT stock in the open market, and would receive warrants to purchase up to 10% of IFT (on a fully diluted basis). These warrants would be issued in specified increments as future airline contracts are executed by IFT. Finally, the Alliance would provide for John Pritzker, and one other Pritzker nominee to join the Board of Directors of IFT, and for additional Pritzker nominees if the size of the Board is increased.

  Completion of the transaction and formation of the Alliance are subject to customary conditions precedent, including the negotiation and execution of definitive documentation. There can be no assurance that the parties will agree upon and execute such definitive documents or that the Alliance, if formed, will produce the desired results.

  Since commencement of operations, the Company has developed a substantial catalogue of proprietary technology and know-how relating to the Entertainment Network and its related systems. In addition, the Company has an exclusive license (the "FortuNet License") for technology for airline use from FortuNet, Inc. ("FortuNet"), a gaming equipment manufacturer that distributes video gaming networks to casinos and other gaming establishments. The Chief Executive Officer of the Company, who is also a director and principal stockholder of the Company, is a former employee of FortuNet and was a substantial contributor to the development of the technology licensed from FortuNet.

  In July 1996, the Company relocated its principal executive offices and its primary manufacturing and development facilities from Las Vegas, Nevada to Phoenix, Arizona.

  The Company was incorporated in Delaware in August 1994 and is the successor by merger to In-Flight Entertainment Services Corp., a New York corporation incorporated in February 1994. The Company completed an initial public offering of its securities in March 1995. Unless the context requires or as otherwise indicated, all references to the "Company" include the predecessor company. The Company's principal executive offices are located at 4041 N. Central Avenue, Suite 2000, Phoenix, Arizona 85012, and its telephone number is (602) 200-8900.

                                 RISK FACTORS

  An investment in the securities offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the securities offered hereby.

  Limited Operating History; Unproven Viability of Entertainment Network. The Company was organized in February 1994 and completed its initial public offering in March 1995. To date, the Company has secured agreements with Alitalia (for the provision of five first generation Entertainment Network systems for a total purchase price of approximately $2.7 million plus amounts received from the sale of service parts, if any), with Debonair (for the provision of six IFEN-2 Entertainment Networks for a total purchase price of approximately $5.8 million) and with Swissair (for the provision of twenty-one IFEN-2 Entertainment Networks for a total purchase price of $72 million), in the last case subject to agreement with ILL (the Swiss lottery organization). However, as of the date hereof, the Company has installed systems and received revenues only under the Alitalia agreement and, with respect to the other agreements and any future agreements, may experience many of the problems, delays, expenses and difficulties commonly encountered by early stage companies, many of which are beyond the Company's control. These include, but are not limited to, unanticipated problems related to product development, regulatory compliance, manufacturing, marketing, additional costs and competition and technological obsolescence, as well as problems associated with sales or operations in foreign countries. There can be no assurance that the Company will be able to market the IFEN-2 Entertainment Network to additional airlines or that once installed, the IFEN-2 Entertainment Networks will function as intended, meet with customer acceptance or generate any revenue, or that the Company will ultimately achieve profitability. The Company has incurred significant development and marketing operating losses to date and there can be no assurance of future revenues or profits.

  The acceptance of the Entertainment Network is dependent on a number of factors, including the technological quality and features of such product compared to competitive products, the actual and the perceived ability of the Company to service the Entertainment Network, consumer demand and the purchasing patterns of airlines. Many of these factors are beyond the Company's control. As a result of all of these factors, as well as unanticipated problems which may be experienced by the Company, the Company is unable to predict when, if ever, the Entertainment Network will be commercially successful.

  Accumulated Deficit; Operating Losses and Charges to Operations. At July 31, 1996, the Company had an accumulated deficit of approximately $13.3 million. The Company will be required to continue to expend significant funds in connection with continued development, manufacturing and marketing activities with respect to the Entertainment Network which to date have resulted in, and are expected to continue to result in, operating losses and reductions in working capital. The extent of future losses and the time required to achieve profitability are highly uncertain. There can be no assurance that the Company will be able to achieve profitability on a sustained basis, if at all.

  Need for Additional Financing; Potential Cash Shortages. At July 31, 1996, the Company had working capital of approximately $25.0 million. The Company increased its working capital in May 1996 from the proceeds of its Class A Warrant Exercise Offer, its third financing, from which the Company received net proceeds of approximately $25.2 Million. However, the Company has incurred additional losses since the Exercise Offer which have again reduced working capital, and the Company expects that losses will continue for the foreseeable future. As a result, unless funds are received from additional financing, working capital is expected to continue to decrease following the initial increase attributable to receipt of proceeds from the aforementioned Exercise Offer.

  The Company's revenues have been generated, and are anticipated to be generated in the future, from sales, installation and servicing of the Entertainment Network aboard commercial and charter aircraft. The contracts the Company has executed and is currently negotiating generally provide for the Company to install the Entertainment Network on an aircraft and to be paid for the equipment and for its installation and maintenance out of revenue generated by passenger use of the installed network on the aircraft. As a result, the Company must expend significant capital amounts for the assembly, installation and maintenance of the Entertainment Network on each aircraft, but revenue as payment for the system will be received, if at all, only as a result of the use of the system over a potentially significant period of time. The Company will be required to incur substantial up-front costs required to perform the Debonair Agreement and the Swissair Agreement. Moreover, the Company may also enter into commitments to purchase equipment necessary for additional installations, even in the absence of a purchase commitment from an airline, if such action is determined to be necessary or desirable to pursue business opportunities. The Company also expects its cash requirements to increase in future periods due to higher expenses associated with increased sales and marketing activities and financing of inventory purchases, installations and accounts receivable.

  As a consequence, the Company will need additional financing to perform under its existing contracts (i.e., the Alitalia Agreement, the Debonair Agreement and the Swissair Agreement) in addition to any future contracts that it may enter into, including those it is currently negotiating. Although the Company has been in discussions with a number of external sources of capital to raise portions of the funds needed, there can be no assurances that such funds will be available in the near future when they will be needed for the contracts involved. Without additional funding from external capital sources or from exercise of the Company's outstanding warrants, the Company will not have sufficient cash to complete all of its existing and pending contracts.

  Risks Relating to Growth and Expansion. Growth of the Company's business may place significant pressure on the Company's management, operational and technical resources. The Company believes that for competitive reasons, it is important to obtain an installed customer base as early as possible and, accordingly, the failure to expand operations in the early years of the Company's business may hinder or preclude significant future growth. If the Company is successful in obtaining additional agreements with airlines relating to the installation of Entertainment Networks, the Company will be required to raise substantial additional funds and deliver large volumes of quality products to its airline customers on a timely basis at a reasonable cost to the Company. The Company has no experience in delivering large volumes of its products and does not have the capacity and may not have the capital resources to meet wide scale production requirements. The Company currently has contracts with domestic manufacturers for high-volume production, and may enter into additional contracts with such domestic and foreign manufacturers. However, there can be no assurance that any manufacturing arrangement will be entered into or will be successful, that the Company's efforts to conduct manufacturing activities will be successful or that the Company or any supplier will be able to satisfy commercial scale production requirements on a timely and cost-effective basis. The Company's success will also depend in part upon its ability to provide its airline customers with timely service and support. The Company will also be required to develop and improve operational, management and financial systems and controls. Failure to manage growth would have a material adverse effect on the business of the Company. Expenses arising from Company activities to increase market penetration and support growth will have a negative impact on operating results.

  Risks Relating to the Debonair and Swissair Agreements. There are numerous risks associated with the Debonair Agreement and the Swissair Agreements of which investors should be aware. First, the Company will be required to incur substantial up-front costs to perform under these agreements in advance of receiving any significant payments from Debonair or Swissair. Further, the Debonair Agreement provides that the only funds to be received by the Company from Debonair will be in the form of revenue-sharing of the revenues from the six Entertainment Networks (primarily revenues from the casino gaming). Likewise, the Swissair Agreement provides that the purchase price for the hardware, as well as the Company's operating costs, will be paid only out of lottery revenues from the twenty-one Entertainment Networks (with ILL first receiving a portion thereof and Swissair then receiving first priority for its expenses prior to payment of the Company's expenses and the purchase price for the hardware). Thus, the Company's ability to recoup its up-front costs and/or derive any profit under the either of these agreements will be dependent upon a number of factors, including the success of the airlines' respective businesses, the extent to which passengers utilize the casino and lottery gaming features of the Entertainment Networks and numerous other factors, most of which are beyond the Company's control. In fact, Debonair is a start-up airline and, consequently, there is no assurance that it will ever commence operations or, if it does, that its operations will be successful. To the extent that there are any unanticipated problems relating to product development, regulatory compliance, manufacturing and other factors, the costs estimates described above to perform the Debonair Agreement and the Swissair Agreement may increase significantly, thereby utilizing a substantially higher amount of the Company's working capital than currently contemplated.

  Second, since these agreements contemplate that the Entertainment Network will be installed in coach class and will feature casino gaming, the Company must install and operate the newly-developed IFEN-2 system on both Debonair and Swissair aircraft. These will represent the first commercial installations of the IFEN-2 system, and there can be no assurance that the IFEN-2 systems, once installed, will function properly or meet with customer acceptance.

  Third, both of the contracts are subject to the gaming laws of various jurisdictions. See "--Regulatory Restrictions on Gaming Devices."

  Dependence Upon Limited Number of Potential Customers. The sole market for the Company's products is expected to be commercial airlines. There are a limited number of major commercial airlines worldwide. Accordingly, even assuming a sustained commercial viability and the successful marketing of the Entertainment Network, the Company expects to have contracts with only a limited number of customers, each of which may account for a substantial portion of the Company's revenues. The inability to generate new contracts to replace completed contracts could result in substantial losses in future fiscal periods. Moreover, because gaming is prohibited on all United States air carriers and on aircraft operated to or from the United States by foreign carriers, the Entertainment Network may be commercially less attractive to a significant segment of the commercial airline market.

  Regulatory Restrictions on Gaming Devices. United States law, with certain exceptions, currently prohibits the knowing transportation of gaming devices on aircraft operated in interstate air transportation. In addition, states may prohibit the transportation and use of gaming devices on flights operating between two points in a single state. Federal law also prohibits the installation, transportation or operation of gaming devices by any U.S. or foreign air carrier or for such carriers to permit their use on aircraft operated to or from the United States in foreign air transportation. The United States Secretary of Transportation has conducted a study and has reported to Congress in March 1996, regarding the safety, commercial and operational issues posed by gaming devices aboard commercial aircraft. However, this report did recommend that Congress take immediate action to modify Federal law regarding gaming devices on commercial aircraft and it is uncertain what effect the report will have, if any. Moreover, the laws regarding the transmission of gaming data into, out of, or within United States territory, even where such data was lawfully obtained in another jurisdiction, are unclear. As a result, there can be no assurance that the transmission of such data will not be restricted or prohibited. Because gaming can generally be expected to generate significantly greater revenues and profitability than other entertainment options expected to be available on the Entertainment Network, the inability to offer gaming on flights would have a material adverse impact on the Company's business and on the market acceptance by airlines of the Entertainment Network. The Company will also be subject to the laws of foreign jurisdictions which may similarly restrict or prohibit the gaming or other activities offered on the Entertainment Network.

  Requirement For and Uncertainty of Regulatory Approval of Entertainment Network. The installation and use of the Entertainment Network in each aircraft type will require prior certification and approvals from the Federal Aviation Administration ("FAA") and from aeronautical agencies of foreign governments. Prior to certification and approval, the Entertainment Network must be installed on an aircraft and tested, including an in-flight test. The Company has received FAA certification for the Entertainment Network on Alitalia MD-11 aircraft, and has completed delivery of the Entertainment Network for installation on five Alitalia MD-11 aircraft. The Company will require FAA and comparable foreign certification prior to installing the Entertainment Network on the Debonair RJ-146 and the Swissair MD-11 and B-747 aircraft, and the aircraft of any other airlines with which the Company may execute agreements in the future. However, there can be no assurance that further FAA and foreign certifications and approvals will be obtained, or obtained in a timely fashion in connection with the Swissair Agreement or thereafter. In addition, even if FAA certification is obtained, federal law grants to the FAA the authority to reexamine at any time the basis upon which certification and approval of the Entertainment Network may be granted and, if appropriate, to amend or revoke such certifications and approvals, subject to certain appeal rights.

  Risks of Patent Infringement. The use of the Company's technology, including the patented technology licensed from FortuNet, may give rise to claims that the Company's products infringe the patents of others. The Company is aware of a number of United States and foreign patents which include claims relating to technologies similar to those included in the Entertainment Network. Although the Company is aware of a foreign patent (and a corresponding U.S. application) that may cover the Entertainment Network, the Company believes that this patent is currently unenforceable and cannot be revived because of the failure to pay certain renewal fees and that, even if this patent were to become enforceable, the Company can take steps to help ensure that its activities would not be infringing. However, in the event such patent became enforceable and an infringement claim were brought against the Company and any such claim were successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to market the Entertainment Network. There can be no assurance that the Company would prevail against any such claim or that any license required would be made available on acceptable terms or at all. In addition, if the Company becomes involved in any such litigation, it could consume a substantial portion of the Company's resources and management time and any resulting liability of the Company may have a material adverse effect on the Company's results of operations and financial condition. The Company has agreed to pay all costs and damages associated with any patent infringement litigation initiated against Alitalia, Debonair, Swissair and ILL.

  Uncertainty of Patent Protection; No Assurance of Significant Competitive Advantage. The Entertainment Network is dependent upon unpatented proprietary technology and know-how developed by the Company and, to a lesser extent, patented technology that the Company has licensed from FortuNet. There can be no assurance that FortuNet's issued patents (or any issued to the Company in the future) will provide the Company with any significant competitive advantage or that challenges will not be instituted against the validity or enforceability of any patent licensed or owned by the Company or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity and protect against infringement of patents can be substantial. FortuNet's obligations to indemnify the Company under the FortuNet License are limited to the amount of license fees payable to FortuNet under the FortuNet License. Furthermore, there can be no assurance that others will not independently develop substantially equivalent or more advanced proprietary information and techniques or otherwise gain access to the Company's trade secrets or obtain such technology or duplicate the Entertainment Network. In addition, to the extent that consultants (including FortuNet), key employees or other third parties apply technological information developed by them or by others to Company projects, disputes may arise as to the proprietary rights to such information which may not be resolved in favor of the Company. There can also be no assurance that the Company can meaningfully protect its intellectual property (particularly in countries where there are no patents corresponding to those patents licensed from FortuNet).

  Risks of Foreign Operations; Dependence on Foreign Sales
Representatives. Because the Company believes the Entertainment Network is commercially more viable on international flights, the Company's principal customers are expected to be foreign airlines. Moreover, the Company uses and intends to continue to use the services of sales representatives to negotiate contracts with foreign airlines. As a result, the Company may become obligated to pay significant fees to such representatives, who typically charge a percentage of the contract purchase price. Accordingly, the Company's control over the negotiating process may be reduced. Further, a substantial portion of the Company's operations will be subject to various factors characteristic of conducting business outside the United States, such as import duties, trade restrictions, work stoppages, foreign currency fluctuations, export controls or license requirements, political or economic instability, imposition of government controls and other factors, any or all of which could have a material adverse effect on the business of the Company. Agreements may also be more difficult to enforce and receivables more difficult to collect through a foreign country's legal or currency expatriation systems. In addition, the laws of certain countries relating to proprietary rights do not protect the Company's products and intellectual property rights to the same extent as do the laws of the United States.

  Capital Intensive Purchase; Extensive Sales Cycle; Fluctuations in Revenues and Operating Results. The outright purchase of an Entertainment Network by an airline would represent a significant capital investment by such airline. Airlines are generally faced with increasing pressures to cut costs, particularly in non-safety related areas, and their ability to pass increased costs to consumers is limited. Accordingly, the Company anticipates that an extensive time period will be involved in negotiating and obtaining any actual purchase commitments from airlines, which may include a test installation in addition to an evaluation of the technology. In addition, installations are expected to be conducted in incremental deployments and revenues expected to be recognized as the installations are completed, so that related receivables may not be collected for an extended period after installation. As a result, the Company is unable to predict whether or when any additional purchase agreements with airlines will be entered into, and the Company may experience significant fluctuations in revenue and cash flow or periods in which no revenues are recognized and cash flow shortages are experienced. In addition, if anticipated sales and installations do not occur when expected, expenditures and inventory levels could be disproportionately high and the Company's operating results for that quarter may be adversely affected. Particularly during the early years of operations, if the Company obtains any such additional purchase agreements, a limited number of customers may account for all or substantially all of the Company's revenues.

  Seasonality. Because the installation of the Entertainment Network requires that the aircraft be taken out of service temporarily, and because the grounding of an aircraft represents a significant lost revenue opportunity for an airline, the Company believes that a significant portion of installations will occur during the winter months when air traffic is typically reduced. Additional variability in revenues and operating results may arise from budgeting and purchasing patterns of airlines.

  Competition. The Company currently competes and will compete with a number of companies offering in-flight entertainment systems, most of whom (including but not limited to Sony Transcom, Hughes Avicom, BE Aerospace, Matsushita and
TNCI) have substantially greater financial, management, technical and other resources than the Company and who offer products, systems or services similar to the Entertainment Network. There can be no assurance that the Company will compete effectively with such other companies, or that other companies will not develop products which are superior to the Company's or which achieve greater market penetration.

  Rapid Technological Change; Need to Introduce New Programming Software. The markets for in-flight entertainment systems and interactive products are characterized by rapid technological developments and changes in customer preferences and requirements. As a result, the Company's success is dependent upon its ability to update on a regular basis and enhance the Entertainment Network and to develop or acquire and introduce in a timely manner new entertainment options and programming software for incorporation in the Entertainment Network. There can be no assurance that the Company will be successful in developing or licensing and marketing enhancements of the Entertainment Network on a timely basis, or at all, that any enhancements will adequately address changing airline or passenger preferences and demands or gain the acceptance of the Company's customers or that the cost of licensing programming software from third parties or developing its own software will not become prohibitive. If the Entertainment Network does not incorporate newer technologies and programming software, the Company's business and operating results may be adversely affected.

  Dependence on Programming Software and Product Distributors. The Company will be required to obtain rights from vendors of programming software to include such programming software on the Entertainment Network. The Company has arrangements with certain movie distributors pursuant to which the Company chooses from lists of available movies from each distributor and compiles the lists for presentation to the airlines. In addition, in order to provide shopping channel services, the Company will be required to enter into arrangements with distributors capable of providing delivery of products throughout international markets. There can be no assurance that the Company will be able to negotiate any such agreements or that such agreements will be on terms favorable to the Company.

  Dependence on Third Party Suppliers and Contractors. The Company assembles the hardware constituting its Entertainment Network from components purchased from third party suppliers, and its dependence on such suppliers will reduce its control over the manufacturing process. In addition, the Company currently uses single suppliers for certain of the hardware comprising the Entertainment Network. Although the Company believes that other sources of supply are available, delays or increased costs associated with locating and procuring such supplies could have a material adverse effect on the Company.

  Further, because the Company lacks the FAA authorization to perform these functions, the Company must contract with third parties to obtain FAA certifications of the Entertainment Network on each proposed type of host aircraft, and to install the Entertainment Networks on customers aircraft. The Company has contracted with Elsinore Aerospace Services ("Elsinore"), an FAA-designated engineering representative experienced in flight entertainment systems, to assist the Company in the application and approval process in connection with the Debonair systems. Similarly, the Company has contracted with Hollingsead International to assist with such process in connection with the Swissair systems and to perform the installation of the Entertainment Networks on Swissair aircraft. Any breach or delay in performance by either of these contractors could have a material adverse effect on the Company's results of operations and its relationships with its airline customers.

  Dependence on Key Personnel. The Company's success depends upon the continued contributions of its executive officers, most of whom are also principal stockholders of the Company. Because of a medical disability, Steven
M. Fieldman, the Company's Vice President--Business Development, devotes approximately 20 hours per week to business activities, all of which relate to the affairs of the Company. The Company does not have key man insurance on Mr. Fieldman. The Company has obtained key man insurance on the life of Michail Itkis, the Company's Chief Executive Officer. The loss of services of, or a material reduction in the amount of time devoted to, the Company by its executive officers could adversely affect the business of the Company.

  Control by Existing Stockholders; Potential Anti-takeover Provisions. The Company's executive officers and/or directors (together with their relatives) control approximately 65% of the total voting power of the Company, reflecting the multiple votes afforded to the Class B Common Stock. As a result, such stockholders are able to elect all of the Company's directors and otherwise control the Company's operations. The Company and each of its principal stockholders have entered into a stockholders' agreement (the "Stockholders' Agreement") which grants to such stockholders certain rights with respect to the sale of shares by the other stockholders and the Company and other matters affecting corporate governance, including an agreement by such stockholders to vote for the current members of the Board of Directors of the Company or nominees of such stockholders. The existence of such rights will solidify the control over the Company by its executive officers and directors. The Company's Board of Directors is also authorized to issue from time to time, without stockholder authorization, shares of preferred stock, in one or more designated series or classes. The Company is also subject to a Delaware statute regulating business combinations. Any of these provisions could discourage, hinder or preclude an unsolicited acquisition of the Company and could make it less likely that stockholders would receive a premium for their shares as a result of any such attempt.

  Charge to Earnings in the Event of Release of Escrow Shares. Currently, 3,200,000 shares of Class B Common Stock owned by officers, directors and principal stockholders of the Company are held in escrow (the "Escrow Shares"), and such shares will be released from escrow if the Company attains certain earnings levels over the next two years or if the Class A Common Stock trades at certain levels over the next year. In addition, in accordance with the terms of the governing escrow agreement, Blair has consented to the modification of the terms of such release of the Escrow Shares, subject to obtaining the approval therefor from the holders of a majority of the Company's Class A Common Stock (other than holders of Escrow Shares). The position of the Securities and Exchange Commission (the "Commission") with respect to such escrow arrangements provides that in the event any shares are released from escrow to the stockholders of the Company who are officers, directors, employees or consultants of the Company, a compensation expense to the Company will be recorded for financial reporting purposes. Accordingly, the Company will, in the event of the release of the Escrow Shares, recognize during the period in which the earnings thresholds are met or such stock levels achieved, a substantial noncash charge to earnings equal to the fair value of such shares on the date of their release, which would have the effect of significantly increasing the Company's loss or reducing or eliminating earnings, if any, at such time. The recognition of such compensation expense may have a depressive effect on the market price of the Company's securities. Notwithstanding the foregoing discussion, there can be no assurance that the Escrow Shares will be released from escrow.

  Outstanding Warrants and Options. The Company has outstanding (i) 10,590,209 Class B Warrants (including the Selling Securityholder Warrants) to purchase 10,590,209 shares of Class A Common Stock; (ii) 165,000 Class C Warrants held by the Selling Securityholders, each of which entitles the holder to purchase one share of Class A Common Stock for an exercise price of $11.00; (iii) 165,000 Class D Warrants held by the Selling Securityholders, each of which entitles the holder to purchase one share of Class A Common Stock for an exercise price of $14.00 and (iv) unit purchase options granted to Blair and its affiliates in connection with the Company's initial public offering (the "Unit Purchase Options") to purchase an aggregate of 1,120,000 shares of Class A Common Stock, assuming exercise of the underlying Warrants. In addition, as of August 6, 1996, the Company had 545,000 shares of Class A Common Stock reserved for issuance upon exercise of options granted under the Company's Stock Option Plan, and 492,000 options were then outstanding under the Stock Option Plan. Holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by warrants and options. Further, while these warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected.

  Potential Adverse Effect of Redemption of Class B Warrants. The Class B Warrants are subject to redemption by the Company at a redemption price of $.05 per Warrant upon not less than 30 days' prior written notice if the closing bid price of the Class A Common Stock shall have averaged in excess of $13.65 per share for 30 consecutive trading days ending within 5 days of the notice. Redemption of the Class B Warrants could force the holders to exercise the Class B Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, to sell the Class B Warrants at the then current market price when they might otherwise wish to hold the Class B Warrants, or to accept the redemption price which, at the time the Class B Warrants are called for redemption, is likely to be substantially less than the market value of the Class B Warrants.

  Current Prospectus and State Registration to Exercise Class B
Warrants. Holders of Class B Warrants will only be able to exercise the Class B Warrants if (i) a current prospectus under the Securities Act relating to the securities underlying the Class B Warrants is then in effect, and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Class B Warrants reside. With respect to the Selling Securityholder Warrants, this Prospectus is the prospectus required to be in effect. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the securities underlying the Class B Warrants to the extent required by Federal securities laws, there can be no assurance that the Company will be able to do so. The value of the Class B Warrants may be greatly reduced if a prospectus covering the securities issuable upon the exercise of the Class B Warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of Class B Warrants reside. If and when the Class B Warrants become redeemable by the terms thereof, the Company may exercise its redemption right even if it is unable to qualify the underlying securities for sale under all applicable state securities laws. Holders of Class B Warrants called for redemption residing in states where the underlying securities have not been qualified for sale would generally still be able to sell their Class B Warrants at the then market price thereof.

  Possible Delisting of Securities from the Nasdaq Stock Market. While the Company's Class A Common Stock and Class B Warrants are listed on the Nasdaq SmallCap Market, there can be no assurance that the Company will meet the criteria for continued listing. Continued inclusion on Nasdaq generally requires that (i) the Company maintain at least $2,000,000 in total assets and $1,000,000 in capital and surplus, (ii) the minimum bid price of the Class A Common Stock be $1.00 per share, (iii) there be at least 100,000 shares in the public float valued at $1,000,000 or more, (iv) the Class A Common Stock have at least two active market makers, and (v) the Class A Common Stock be held by at least 300 holders.

  If the Company is unable to satisfy Nasdaq's maintenance requirements, its securities may be delisted from Nasdaq. In such event, trading, if any, in the Class A Common Stock and Class B Warrants would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company and lower prices for the Company's securities than might otherwise be attained.

  Possible Adverse Effect on Liquidity of the Company's Securities Due to the Investigation of D.H. Blair Investment Banking Corp. and D.H. Blair & Co., Inc. by the Securities and Exchange Commission. The Commission is conducting an investigation concerning various business activities of Blair and D.H. Blair & Co., Inc. ("Blair & Co."), the dominant market maker in the Company's securities. The investigation appears to be broad in scope, involving numerous aspects of Blair's and Blair & Co.'s compliance with the Federal securities laws and compliance with the Federal securities laws by issuers whose securities were underwritten by Blair or Blair & Co., or in which Blair or Blair & Co. make over-the-counter markets, persons associated with Blair or Blair & Co., such issuers and other persons. The Company has been advised by Blair that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. Blair cannot predict whether this investigation will ever result in any type of formal enforcement action against Blair or Blair & Co., or, if so, whether any such action might have an adverse effect on Blair or the Company's securities. An unfavorable resolution of the Commission's investigation could have the effect of limiting Blair & Co.'s ability to continue to make a market in the Company's securities, which could affect the liquidity or price of such securities.

  Shares Eligible for Future Sale. Future sales of Class A Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to a separate prospectus included a registration statement filed by the Company or otherwise, could have an adverse effect on the price of the Company's securities. In addition to the registration statement of which this Prospectus forms a part, the Company has filed a registration statement under the Securities Act for the benefit of certain other security holders and which currently covers the resale of 1,550,000 Class B Warrants and up to 3,100,000 shares of Class A Common Stock (including those shares purchasable upon exercise of the such 1,550,000 Class B Warrants). In addition, the Company has registered for resale 545,000 shares of Class A Common Stock issuable upon exercise of options granted or to be granted under the Company's Stock Option Plan. As of August 6, 1996, 492,000 options were outstanding under the Stock Option Plan. Further, all of the shares of Class A Common Stock issuable upon conversion of the 3,960,000 shares of Class B Common Stock are eligible for resale under Rule 144, subject to volume and manner of sale limitations. Blair has demand and "piggy-back" registration rights covering the securities underlying the Unit Purchase Option, and the holders of Class C and Class D Warrants have "piggy-back" registration rights covering the shares underlying such warrants. Sales of Class A Common Stock, or the possibility of such sales, in the public market in any of the foregoing manners may adversely affect the market price of the securities offered hereby.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale by the Selling Securityholders of the Selling Securityholder Securities offered hereby; however, to the extent that the Selling Securityholder Warrants are exercised, the Company will receive proceeds equal to the exercise price thereof multiplied by the number of warrants exercised. If all of the Selling Securityholder Warrants are exercised, the Company would receive gross proceeds of $2,681,250, less payment of the Blair Commission. The Company presently intends to use such proceeds for working capital and general corporate purposes.

                                   DILUTION

  The net tangible book value of the Company as of July 31, 1996 was $27,201,088 million or $2.27 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities of the Company, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the 275,000 shares of Common Stock offered hereby (and after deduction of estimated commissions and offering expenses), the pro forma net tangible book value of the Company at July 31, 1996 would have been $29,703,238 million, or $2.42 per share. This represents an immediate increase in such net tangible net book value of $0.15 per share to existing stockholders and an immediate dilution of $7.33 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

     Assumed offering price........................................       $9.75
       Net tangible book value before this offering................ $2.27
       Increase attributable to new investors......................   .15
                                                                    -----
     Pro forma net tangible book value after this offering.........       $2.42
                                                                          -----
     Dilution of net tangible book value to new investors..........       $7.33
                                                                          =====

  The foregoing excludes 492,000 shares that are issuable upon the exercise of outstanding employee options under the Company's Stock Option Plan as of August 6, 1996. To the extent that these and other options, stock awards or warrants that may be issued are exercised in the future, there will be further dilution to new investors.

  The following table summarizes, on a pro forma basis as of August 31, 1996, the differences between existing stockholders and new investors with respect to the number of shares of Class A Common Stock purchased from the Company, the total consideration paid to the Company, and the average consideration paid per share (before deduction of underwriting discounts and commissions and estimated offering expenses):

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                 --------- ------- ----------- ------- ---------
   Existing stockholders........ 8,074,329   96.7% $44,129,000   94.3%   $5.47
   New investors................   275,000    3.3    2,681,250    5.7    $9.75
                                 ---------  -----  -----------  -----
     Total...................... 8,349,329  100.0% $46,810,250  100.0%
                                 =========  =====  ===========  =====

                            SELLING SECURITYHOLDERS

  The Selling Securityholders are Banner Aerospace, Inc. ("Banner"), a Delaware corporation, and Leonard Toboroff ("Toboroff"). Banner and Toboroff received their respective Class B Warrants in exchange for certain services rendered to the Company in connection with the Company's proposals to Swissair, leading up to the execution of the Swissair Agreement.

  The following table sets forth the number of Class B Warrants and underlying shares of Class A Common Stock beneficially owned by each of the Selling Securityholders and included herein. Because the Selling Securityholders may offer all or some of the Selling Securityholder Securities which they own pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Securityholder Securities, no estimate can be given as to the amount of Selling Securityholder Securities that will be held by the Selling Securityholders after completion of this offering. The Selling Securityholder Securities offered by this Prospectus may be offered from time to time by the Selling Securityholders named below.

                                                                   NUMBER OF
                                                               SHARES OF CLASS A
                                                 NUMBER OF       COMMON STOCK
                                             CLASS B WARRANTS    BENEFICIALLY
                                             BENEFICIALLY HELD HELD AND MAXIMUM
                                                AND MAXIMUM      AMOUNT TO BE
     NAMES OF SELLING SECURITYHOLDERS        AMOUNT TO BE SOLD      SOLD(1)
     --------------------------------        ----------------- -----------------
     Banner Aerospace, Inc..................      187,500           187,500
     Leonard Toboroff.......................       87,500            87,500

--------
(1) Represents shares to be issued upon exercise of the Selling Securityholder Warrants.

                             PLAN OF DISTRIBUTION

  The sale of all or a portion of the Selling Securityholder Securities offered hereby by the Selling Securityholders may be effected from time to time on Nasdaq at prevailing prices at the time of such sales, at prices related to such prevailing prices or at negotiated prices. The Selling Securityholders may sell all or a portion of the Selling Securityholder Securities in private transactions or in the over-the-counter market at prices related to the prevailing prices of the Selling Securityholder Securities on Nasdaq at the time of the sale. The Selling Securityholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders. For example, the Selling Securityholder Securities may be sold by one or more of the following without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Selling Securityholder Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face to face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate in the resales.

  The Selling Securityholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent required under the Securities Act, a supplemental prospectus will be filed disclosing (a) the name of any such broker-dealers, (b) the number of Selling Securityholder Securities involved, (c) the price at which such Selling Securityholder Securities are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (f) other facts material to the transaction.

  The Company and the Selling Securityholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Securityholders and any underwriter with respect to the Selling Securityholder Securities against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

  The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the Selling Securityholder Securities, except that the Selling Securityholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such Selling Securityholder Securities.

  There is no assurance that any of the Selling Securityholders will sell any or all of the Selling Securityholder Securities. The Company has agreed to keep the registration statement relating to the offering and sale by the Selling Securityholders of the Selling Securityholder Securities continuously effective for a period of two (2) years from the date of this Prospectus.

                               BLAIR COMMISSION

  Pursuant to the Warrant Agreement, the Company has agreed not to solicit Warrant exercises other than through Blair, unless Blair declines to make such solicitation. Blair has agreed to assist the Company in effecting the Exercise Offer. Upon any exercise of the Warrants, the Company will pay Blair a fee of 5% of the aggregate Warrant exercise price (the "Blair Commission"), if (i) the market price of the Company's Class A Common Stock on the date the Warrants are exercised is greater than the then exercise price of the Warrants; (ii) the exercise of the Warrants was solicited by a member of the NASD as designated in writing on the Warrant Certificate subscription form;
(iii) the Warrants are not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Warrants; and (v) the solicitation of exercise of the Warrant was not in violation of Rule 10b-6 promulgated under the Exchange Act.

  As of October 1, 1996, there were seven market makers in the Company's securities. Rule 10b-6 may prohibit Blair from engaging in any market making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by Blair of the exercise of Class A Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that Blair may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

                             CONCURRENT OFFERINGS

  Pursuant to the registration statement of which this Prospectus forms a part, the Company has registered (i) up to 8,775,000 shares of Class A Common Stock of the Company, which are issuable upon exercise of the Company's outstanding Class B Warrants issued in public offerings, (ii) the resale of 1,550,000 Class B Warrants held by certain other selling securityholders and the 1,550,000 shares of Class A Common Stock underlying such Class B Warrants. Sales of such securities, or the potential of such sales, may have an adverse effect on the market price of the securities offered hereby.

                   DESCRIPTION OF CAPITAL STOCK AND WARRANTS

COMMON STOCK

  Class A Common Stock. Holders of Class A Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of Class A Common Stock, including the election of directors. The Class A and Class B Common Stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by applicable law.

  Holders of Class A Common Stock are entitled to receive such dividends, together with the holders of Class B Common Stock, pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor, subject to the rights of holders of any outstanding Preferred Stock. In the case of dividends or other distributions payable in stock of the Company, including distributions pursuant to stock splits or division of stock of the Company, only shares of Class A Common Stock will be distributed. In the event of the liquidation, dissolution or winding up of the affairs of the Company, all assets and funds of the Company remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding Preferred Stock, shall be distributed, pro rata, among the holders of the Class A and Class B Common Stock. Holders of Class A Common Stock are not entitled to preemptive, subscription, cumulative voting or conversion rights, and there are no redemption or sinking fund provisions applicable to the Class A Common Stock. All outstanding shares of Class A Common Stock are, and the shares of Class A Common Stock offered hereby will be when issued, fully paid and non-assessable.

  Class B Common Stock. Immediately prior to the date hereof there were 3,960,000 shares of Class B Common Stock outstanding held by six stockholders of record. Each share of Class B Common Stock is entitled to six votes on all matters on which stockholders may vote, including the election of directors. The Class A and Class B Common Stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by applicable law.

  Holders of Class B Common Stock are entitled to participate together with the holders of Class A Common Stock, pro rata based on the number of shares held, in the payment of cash dividends and in the liquidation, dissolution and winding up of the Company, subject to the rights of holders of any outstanding Preferred Stock. In the case of dividends, or other distributions payable in stock of the Company, including distributions pursuant to stock splits or divisions of stock of the Company, only shares of Class A Common Stock shall be distributed with respect to Class B Common Stock.

  Shares of Class B Common Stock are automatically convertible into an equivalent number of fully paid and non-assessable shares of Class A Common Stock upon the sale or transfer of such shares by the original record holder thereof except to another holder of Class B Common Stock. Each share of Class B Common Stock also is convertible at any time upon the option of the holder into one share of Class A Common Stock. There are no preemptive, subscription, redemption, conversion or cumulative voting rights applicable to the Class B Common Stock except under the Stockholders' Agreement.

REDEEMABLE CLASS B WARRANTS

  Each Class B Warrant entitles the registered holder to purchase one share of Class A Common Stock at an exercise price of $9.75 at any time after issuance until 5:00 P.M., New York City Time, on March 6, 2000. Commencing March 7, 1996, the Class B Warrants become redeemable by the Company on 30 days' written notice at a redemption price of $.05 per Class B Warrant, if the closing price of the Company's Class A Common Stock for any 30 consecutive trading days ending within 5 days of the notice of redemption averages in excess of $13.65 per share. All Class B Warrants must be redeemed if any are redeemed.

  The Class B Warrants are issued pursuant to the Warrant Agreement among the Company, Blair and American Stock Transfer & Trust Company, New York, New York, as Warrant Agent, and are evidenced by warrant certificates in registered form. The Class B Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Class A Common Stock or upon issuance of shares of Class A Common Stock at prices lower than the market price of the Class A Common Stock, with certain exceptions.

  The exercise price of the Class B Warrants was determined by negotiation between the Company and the Underwriter in the Company's initial public offering and should not be construed to be predictive of or to imply that any price increases in the Company's securities will occur.

  A Class B Warrant may be exercised upon surrender of the Class B Warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of American Stock Transfer & Trust Company, New York, New York, the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Class B Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Class B Warrant is being exercised. Shares issued upon exercise of Class B Warrants and payment in accordance with the terms of the Class B Warrants will be fully paid and non-assessable.

  The Class B Warrants do not confer upon the Class B Warrantholder any voting or other rights of a stockholder of the Company. Upon notice to the Class B Warrantholders, the Company has the right to reduce the exercise price or extend the expiration date of the Class B Warrants.

                                 LEGAL MATTERS

  The validity of the securities offered hereby will be passed upon for the Company by the law firm of Irell & Manella LLP, Los Angeles, California.

                                    EXPERTS

  The financial statements of Interactive Flight Technologies, Inc., as of October 31, 1995 and for the year then ended, and the cumulative statements of operations, stockholders' equity (deficiency), and cash flows for the period February 1, 1994 (inception) through October 31, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP and Richard A. Eisner & Company LLP, independent certified public accountants incorporated by reference herein (insofar as such report of Richard A. Eisner & Company LLP relates to the amounts included for the period from February 1, 1994 (inception) to October 31, 1994), and upon the authority of said firms as experts in accounting and auditing.

  The balance sheet of the Company at October 31, 1994 and the related statements of operations, stockholders' equity (deficiency) and cash flows for the period from inception (February 1, 1994) through October 31, 1994 incorporated herein by reference have been audited by, and are incorporated herein by reference in reliance upon the report of, Richard A. Eisner & Company LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

  Effective May 10, 1995, the Company changed its independent accountants from Richard A. Eisner & Company LLP ("Eisner") to KPMG Peat Marwick LLP ("Peat Marwick"). Prior to the retention of Peat Marwick, neither the Company, nor any person on its behalf, consulted with Peat Marwick regarding the application of accounting principles to any transaction or the types of audit opinion that might be rendered on the Company's financial statements. The decision to change accountants was recommended by the Board of Directors of the Company. There were no disagreements with Eisner on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED OCTOBER   , 1996
                                                              ALTERNATE OFFERING
                                                                        #2 PAGES

                                   PROSPECTUS

                     INTERACTIVE FLIGHT TECHNOLOGIES, INC.

                 UP TO 8,775,000 SHARES OF CLASS A COMMON STOCK
                     UNDERLYING REDEEMABLE CLASS B WARRANTS

  This Prospectus relates to up to 8,775,000 shares of Class A Common Stock issuable upon exercise of the Company's outstanding redeemable class B warrants (the "Class B Warrants") which were issued in previous public offerings. Each Class B Warrant entitles the holder to purchase one share of the Company's Class A Common Stock, $.01 par value (the "Class A Common Stock") at an exercise price of $9.75, subject to adjustment, at any time until March 6, 2000. The Class B Warrants are subject to redemption by the Company for $.05 per Warrant, upon 30 days' written notice, if the average closing bid price of the Class A Common Stock exceeds $13.65 per share (subject to adjustment) for 30 consecutive business days ending within 5 days of the date of the notice of redemption.

                                  -----------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" ON PAGE 6.

                                  -----------

  The Class A Common Stock and the Company's class B common stock, $.01 par value (the "Class B Common Stock"), are essentially identical in all respects, except that the Class B Common Stock has six votes per share and the Class A Common Stock has one vote per share. The Class B Common Stock is convertible into Class A Common Stock on a share for share basis. The holders of the Class B Common Stock, all of whom are executive officers, directors and/or principal stockholders of the Company, control approximately 65% of the total voting power of the Company and are therefore able to elect all of the Company's directors and to control the Company.

  On March 14, 1995, the Company completed an initial public offering (the "IPO") of 3,220,000 Units (the "Units"), each Unit consisting of one share of Class A Common Stock, one redeemable class A warrant (each, a "Class A Warrant") and one Class B Warrant. The Class A Warrants were exercisable for one share of Class A Common Stock and one Class B Warrant for an exercise price of $7.00. The components of the Units were transferrable separately upon issuance. On May 17, 1996, the Company completed an Exercise Offer pursuant to which the Company offered holders of its redeemable Class A Warrants who exercised their Class A Warrants (i) to issue an extra 1/2 of a Class B Warrant for each Class A Warrant exercised by such holder on or prior to May 17, 1996 (in addition to the one share of Class A Common Stock and one Class B Warrant issuable upon exercise of the Class A Warrants pursuant to the terms of the Class A Warrants), and (ii) to reduce the exercise price of the Class A Warrants to $5.75 per share (from $7.00 per share) with respect to any such exercise.

  The securities offered hereby represent shares underlying the Class B Warrants issued in the IPO or upon exercise of Class A Warrants issued in the IPO (including exercises in the Exchange Offer).

  The Class A Common Stock and the Class B Warrants are traded on the Nasdaq
SmallCap Market ("Nasdaq"). On October   , 1996, the closing sale price of the
Class A Common Stock on Nasdaq was $      per share and the closing sale price
of the Class B Warrants on Nasdaq was $     .

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is       , 1996.

                                USE OF PROCEEDS

  The net proceeds to the Company from the exercise of the Warrants will be added to the Company's working capital and will be available for any general corporate purposes.

                                    Alt 2-2

                                   DILUTION

  The net tangible book value of the Company as of July 31, 1996 was $27,201,088 million or $2.27 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities of the Company, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the 8,775,000 shares of Common Stock offered hereby (and after deduction of estimated commissions and offering expenses), the pro forma net tangible book value of the Company at July 31, 1996 would have been $108,434,438 million, or $5.22 per share. This represents an immediate increase in such net tangible net book value of $2.95 per share to existing stockholders and an immediate dilution of $4.53 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

   Assumed offering price...........................................      $9.75
     Net tangible book value before this offering................... 2.27
     Increase attributable to new investors......................... 2.95
                                                                     ----
   Pro forma net tangible book value after this offering............       5.22
   Dilution of net tangible book value to new investors.............      $4.53
                                                                          =====

  The foregoing excludes 492,000 shares that are issuable upon the exercise of outstanding employee options under the Company's Stock Option Plan as of August 6, 1996. To the extent that these and other options, stock awards or warrants that may be issued are exercised in the future, there will be further dilution to new investors.

  The following table summarizes, on a pro forma basis as of August 31, 1996, the differences between existing stockholders and new investors with respect to the number of shares of Class A Common Stock purchased from the Company, the total consideration paid to the Company, and the average consideration paid per share (before deduction of underwriting discounts and commissions and estimated offering expenses):

                                SHARES PURCHASED  TOTAL CONSIDERATION   AVERAGE
                               ------------------ --------------------   PRICE
                                 NUMBER   PERCENT    AMOUNT    PERCENT PER SHARE
                               ---------- ------- ------------ ------- ---------
   Existing stockholders......  8,074,329   47.9% $ 44,129,000   34.0%   $5.47
   New investors..............  8,775,000   52.1    85,556,250   66.0    $9.75
                               ----------  -----  ------------  -----
     Total.................... 16,849,329  100.0% $129,685,250  100.0%
                               ==========  =====  ============  =====

                                    Alt 2-3

                             PLAN OF DISTRIBUTION

  Holders of outstanding Warrants can exercise their Warrants for the applicable underlying securities upon payment of the exercise prices therefor to the Company. The Company has agreed not to solicit Warrant exercises other than through D. H. Blair Investment Banking Corp., the underwriter of the IPO ("Blair"), unless Blair declines to make such solicitation. Upon any exercise of the Warrants after March 7, 1996, the Company will pay Blair a fee of 5% of the aggregate Warrant exercise price if (i) the market price of the Company's Class A Common Stock on the date the Warrants are exercised is greater than the then exercise price of the Warrants; (ii) the exercise of the Warrants was solicited by a member of the NASD as designated in writing on the Warrant Certificate subscription form; (iii) the Warrants are not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Warrants; and (v) the solicitation of exercise of the Warrant was not in violation of Rule 10b-6 promulgated under the Securities Exchange Act of 1934, as amended.

  On May 17, 1996, the Company completed the Exercise Offer pursuant to which the Company offered holders of Class A Warrants who exercised their Class A Warrants (i) to issue an extra 1/2 of a Class B Warrant for each Class A Warrant exercised by such holder on or prior to May 17, 1996 (in addition to the one share of Class A Common Stock and one Class B Warrant issuable upon exercise of the Class A Warrants pursuant to the terms of the Class A Warrants), and (ii) to reduce the exercise price of the Class A Warrants to $5.75 per share (from $7.00 per share) with respect to any such exercise. In connection with the Exercise Offer, Blair received an aggregate fee of approximately $1,400,000 in respect of the exercise of Class A Warrants.

  As of October 1, 1996, there were two market makers in the Company's securities. Blair & Co., which is substantially owned by family members of J. Morton Davis, the sole stockholder of the parent company and sole stockholder of Blair, currently makes a market in the Company's securities. Rule 10b-6 may prohibit Blair & Co. from engaging in any market making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by Blair of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Blair may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

  In connection with the IPO the Company sold to Blair or its designees, for nominal consideration, the Unit Purchase Option to purchase up to 280,000 Units substantially identical to the Units sold in the IPO, except that the warrants included therein are not subject to redemption by the Company unless, on the redemption date, the Unit Purchase Option has been exercised and the underlying warrants are outstanding. The Unit Purchase Option is exercisable during the three year period commencing March 7, 1997 at an exercise price of $6.00 per Unit, subject to adjustment in certain events, and the Unit Purchase Option and the underlying securities are not transferable until March 7, 1998 except to officers of the Underwriter or to members of the selling group. The Unit Purchase Option includes a provision permitting the Underwriter or its designees to elect a cashless exercise. The Company has agreed to register during the four-year period commencing March 7, 1996, on two separate occasions, the securities issuable upon exercise thereof under the Securities Act, the initial such registration to be at the Company's expense and the second at the expense of the holders. The Company has also granted certain "piggy-back" registration rights to holders of the Unit Purchase Option.

  In connection with the IPO, the Company agreed to indemnify Blair against certain liabilities, including liabilities under the Securities Act.

  Blair has the right to designate one director to the Company's Board of Directors for a period of five years from the completion of the IPO. Such designee may be a director, officer, partner, employee or affiliate of Blair.

                                    Alt 2-4

  During the five-year period from March 7, 1995, in the event Blair originates a financing or a merger, acquisition or transaction to which the Company is a party, Blair will be entitled to receive a finder's fee in consideration for origination of such transaction. The fee is based on a percentage of the consideration paid in the transaction ranging from 7% of the first $1,000,000 to 2 1/2% of any consideration in excess of $9,000,000.

  Blair acted as Placement Agent for the Bridge Financing in October and November 1994 for which it received a Placement Agent fee of $310,000 and a non-accountable expense allowance of $93,000.

  The Commission is conducting an investigation concerning various business activities of Blair and Blair & Co. The investigation appears to be broad in scope, involving numerous aspects of the Underwriter's and Blair & Co.'s compliance with the Federal securities laws and compliance with the Federal securities laws by issuers whose securities were underwritten by Blair or Blair & Co., or in which Blair or Blair & Co. made over-the-counter markets, persons associated with Blair or Blair & Co., such issuers and other persons. The Company has been advised by Blair that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. Blair cannot predict whether this investigation will ever result in any type of formal enforcement action against Blair or Blair & Co. or, if so, whether any such action might have an adverse effect on Blair or the securities offered hereby. The Company has been advised that Blair & Co. will make a market in the securities following this offering. An unfavorable resolution of the Commission's investigation could have the effect of limiting such firm's ability to make a market in the Company's securities, which could affect the liquidity or price of such securities.

                             CONCURRENT OFFERINGS

  The Company has registered for resale by certain securityholders (the "Selling Securityholders") an aggregate of 1,550,000 shares of Class A Common Stock and 1,825,000 Class B Warrants (and the 1,825,000 shares of Class A Common Stock issuable upon exercise of such Class B Warrants). Sales of such securities, or the potential of such sales, may have an adverse effect on the market price of the securities offered hereby.

                                    Alt 2-5

                                 LEGAL MATTERS

  The validity of the securities offered hereby has been passed upon for the Company by Baer Marks & Upham LLP, New York, New York.

                                    Alt 2-6

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATEIN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                              ALTERNATE OFFERING
                                                                        #3 PAGES

                                   PROSPECTUS

                     INTERACTIVE FLIGHT TECHNOLOGIES, INC.

                    1,550,000 SHARES OF CLASS A COMMON STOCK
                   1,550,000 REDEEMABLE CLASS B WARRANTS AND
               1,550,000 SHARES OF CLASS A COMMON STOCK ISSUABLE
                UPON EXERCISE OF THE REDEEMABLE CLASS B WARRANTS

  This Prospectus relates to up to 1,550,000 shares of Class A Common Stock, $.01 par value ("Class A Common Stock") and up to 1,550,000 Redeemable Class B Warrants (the "Class B Warrants") of Interactive Flight Technologies, Inc., a Delaware corporation (the "Company"), held by 51 holders (the "Selling Securityholders"), and up to 1,550,000 additional shares of Class A Common Stock issuable upon exercise of such Class B Warrants. The 1,550,000 Class B Warrants held by the Selling Securityholders are sometimes referred to herein as the "Selling Securityholder Warrants" and, together with the 1,550,000 shares of Class A Common Stock held by the Selling Security Holders and the 1,550,000 shares of Class A Common Stock issuable upon exercise of the Selling Securityholder Warrants, the "Selling Securityholder Securities." The Selling Securityholder Warrants and the 1,550,000 shares of Class A Common Stock held by the Selling Securityholders were acquired upon exercise of redeemable class A warrants ("Class A Warrants") which were issued to the Selling Securityholders in exchange for warrants they received in a private placement by the Company in October and November 1994 (the "Bridge Financing"). See "Selling Securityholders" and "Plan of Distribution." Each Class B Warrant entitles the holder to purchase one share of Class A Common Stock, at an exercise price of $9.75, subject to adjustment, at any time until March 6, 2006. The Class B Warrants are subject to redemption by the Company for $.05 per Warrant, upon 30 days' written notice, if the average closing bid price of the Class A Common Stock exceeds $13.65 share (subject to adjustment) for 30 consecutive business days ending within 5 days of the date of the notice of redemption.

                                  -----------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                                   ON PAGE 6.

                                  -----------

  The Class A Common Stock and the Company's class B common stock, $.01 par value (the "Class B Common Stock"), of the Company are essentially identical, except that the Class B Common Stock has six votes per share and the Class A Common Stock has one vote per share on all matters upon which stockholders may vote. The holders of Class B Common Stock, the majority of whom are executive officers, directors and/or principal stockholders of the Company, control approximately 65% of the total voting power and therefore are able to elect all of the Company's directors and control the Company.

  The securities offered by the Selling Securityholders by this Prospectus may be sold from time to time by the Selling Securityholders or by their transferees. The distribution of the Selling Securityholder Warrants and the Class A Common Stock offered hereby by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

  The Selling Securityholders, and intermediaries through whom such securities are sold, may be deemed underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

  The Company will not receive any of the proceeds from the sale of securities by the Selling Securityholders. In the event all of the Selling Securityholder Warrants are exercised, the Company will receive gross proceeds of $15,112,500, less payment of applicable commissions to D.H. Blair Investment Banking Corp ("Blair"). See "Selling Securityholders," "Plan of Distribution" and "Blair Commission."

  The Class A Common Stock and the Class B Warrants are traded on the Nasdaq
SmallCap Market ("Nasdaq"). On October   , 1996, the closing sale price of the
Class A Common Stock on Nasdaq was $      per share and the closing sale price
of the Class B Warrants on Nasdaq was $     .

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is       , 1996.

                 SUBJECT TO COMPLETION, DATED OCTOBER   , 1996

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale by the Selling Securityholders of the Selling Securityholder Securities offered hereby; however, to the extent that the Selling Securityholder Warrants are exercised, the Company will receive proceeds equal to the exercise price thereof multiplied by the number of warrants exercised. If all of the Selling Securityholder Warrants are exercised, the Company would receive gross proceeds of $15,112,500, less payment of the Blair Commission. The Company presently intends to use such proceeds for working capital and general corporate purposes.

                                    Alt 3-2

                                   DILUTION

  The net tangible book value of the Company as of July 31, 1996 was $27,201,088 million or $2.27 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities of the Company, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the 1,550,000 shares of Common Stock underlying the Selling Securityholder Warrants (and after deduction of estimated commissions and offering expenses), the pro forma net tangible book value of the Company at July 31, 1996 would have been $41,512,963 million, or $3.06 per share. This represents an immediate increase in such net tangible net book value of $.79 per share to existing stockholders and an immediate dilution of $6.69 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

   Assumed offering price..........................................       $9.75
     Net tangible book value before this offering.................. $2.27
     Increase attributable to new investors........................   .79
                                                                    -----
   Pro forma net tangible book value after this offering...........        3.06
                                                                          -----
   Dilution of net tangible book value to new investors............       $6.69
                                                                          =====

  The foregoing excludes 492,000 shares that are issuable upon the exercise of outstanding employee options under the Company's Stock Option Plan as of August 6, 1996. To the extent that these and other options, stock awards or warrants that may be issued are exercised in the future, there will be further dilution to new investors.

  The following table summarizes, on a pro forma basis as of August 31, 1996, the differences between existing stockholders and new investors with respect to the number of shares of Class A Common Stock purchased from the Company, the total consideration paid to the Company, and the average consideration paid per share (before deduction of underwriting discounts and commissions and estimated offering expenses):

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                 --------- ------- ----------- ------- ---------
   Existing stockholders........ 8,074,329   83.9% $44,129,000   74.5%   $5.47
   New investors................ 1,550,000   16.1   15,112,500   25.5    $9.75
                                 ---------  -----  -----------  -----
     Total...................... 9,624,329  100.0% $59,241,500  100.0%
                                 =========  =====  ===========  =====


                                    Alt 3-3

                            SELLING SECURITYHOLDERS

  The Selling Securityholders are various investors who received redeemable Class A Warrants of the Company in exchange for warrants received in the Company's 1994 Bridge Financing. The Selling Securityholder Securities were acquired upon exercise of those Class A Warrants.

  The following table set forth certain information with respect to each Selling Securityholder for whom the Company is registering the Selling Securityholder Securities for resale to the public. The Company will not receive any of the proceeds from the sale of such securities. Except for the relationships noted in footnotes (2) and (3) below, to the Company's knowledge there are no material relationships between any of the Selling Securityholders and the Company, nor have any such material relationships existed within the past three years.

                                                              NUMBER OF CLASS B
                                                             WARRANTS AND SHARES
                                                              OF CLASS A COMMON
                                                             STOCK BENEFICIALLY
                                                              OWNED AND MAXIMUM
                                                                NUMBER TO BE
SELLING SECURITYHOLDERS                                            SOLD(1)
-----------------------                                      -------------------
Alan S. Abrams..............................................        12,500
Jeffrey W. Abrams and Josette M. Abrams, JTWROS.............        12,500
Jerome Ansel................................................        50,000
Michael A. Asch.............................................        12,500
Arthur F. Backal............................................         6,250
James J. Binns, Esq. IRA Rollover...........................         6,250
Andrew Bressman.............................................        25,000
Michael Cantor..............................................        18,750
Chesed Congregation.........................................       150,000
Kenneth Cohen and Sherry Cohen, JTWROS......................        12,500
Isaac Dweck.................................................        50,000
Raymond Drapkin, M.D........................................        12,500
Jules H. Dreyfuss...........................................        31,250
EBLW Associates.............................................        12,500
Steven M. Fieldman and Marjorie Fieldman, JTWROS(2).........        25,000
Robert A. Foisie............................................        50,000
Sandy Frank.................................................        25,000
William Frankel.............................................        12,500
Dr. Harvey Glicker..........................................        25,000
Donald H. Goldman(3)........................................        25,000
Morton Goulder..............................................        25,000
Steven R. Hurlburt..........................................        37,500
Boris Itkis(2)..............................................        25,000
Michail Itkis and Lauren Snopkowski, JTWROS(2)..............        25,000
Leonard Keller and Eileen Keller, JTWROS....................        75,000
Robert E. Kirby.............................................        37,500
Harmat Capital Corp.........................................        50,000
David Hoffman and Jerri Hoffman, JTWROS.....................        75,000
Lenny Corp..................................................        12,500
Phil Lifschitz..............................................        25,000
Gary Lustberg...............................................        12,500
Harvey Mininberg and Susan Mininberg, JTWROS................        12,500
Momentum Enterprises Inc. Money Purchase Trust..............        12,500
Richard A. Nelson and Elaine M. Nelson, JTWROS..............        50,000
Marc Roberts and Ron Cantor, JTWROS.........................        50,000
The Rubin Family Foundation, Inc............................        18,750

                                    Alt 3-4

                                                              NUMBER OF CLASS B
                                                             WARRANTS AND SHARES
                                                              OF CLASS A COMMON
                                                             STOCK BENEFICIALLY
                                                              OWNED AND MAXIMUM
                                                                NUMBER TO BE
  SELLING SECURITYHOLDERS                                          SOLD(1)
  -----------------------                                    -------------------
E. Donald Shapiro...........................................          6,250
Dr. George Spiegel..........................................         37,500
Gary J. Strauss.............................................         12,500
Morris Talansky.............................................         50,000
Ervin Tausky................................................         50,000
Henry G. Warner.............................................         18,750
Henry G. Warner Special No. 2...............................         12,500
Adam R. Wolfensohn..........................................         18,750
Naomi R. Wolfensohn.........................................         18,750
Sara R. Wolfensohn..........................................         18,750
Joel Wolff..................................................         75,000
Aaron Wolfson...............................................         25,000
Abraham Wolfson.............................................         25,000
Morris Wolfson..............................................         50,000
Seth Zachary................................................         12,500
                                                                  ---------
  Total.....................................................      1,550,000
                                                                  =========

--------
(1) Does not include shares of Class A Common Stock issuable upon exercise of the Class B Warrants. Except for the individuals set forth in footnotes
    (2) and (3), none of the Selling Securityholders beneficially own in excess of 1% of the outstanding shares of Common Stock.

(2) Each of Steven M. Fieldman, Michail Itkis and Boris Itkis are directors and, with the exception of Boris Itkis, executive officers of the Company.

(3) Mr. Goldman is a former director and executive officer of the Company.

                                    Alt 3-5

                             CONCURRENT OFFERINGS

  Pursuant to the registration statement of which this Prospectus forms a part, the Company has registered (i) up to 8,775,000 shares of Class A Common Stock of the Company, which are issuable upon exercise of the Company's outstanding Class B Warrants issued in public offerings, (ii) the resale of 275,000 Class B Warrants acquired by certain other selling securityholders in a private placement and the 275,000 shares of Class A Common Stock underlying such Class B Warrants. Sales of such securities, or the potential of such sales, may have an adverse effect on the market price of the securities offered hereby.

                                    Alt 3-6

                                 LEGAL MATTERS

  The validity of the securities offered hereby has been passed upon for the Company by Baer Marks & Upham LLP, New York, New York.

                                    Alt 3-7

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The expenses to be paid by the Company in connection with the distribution of securities being registered (for all three offerings) are estimated as follows:

      Accounting Fees and Expenses................................ $  15,000
      Legal Fees and Expenses.....................................    25,000
      Miscellaneous Expenses......................................     5,000
      Blair Commission............................................ 5,167,625(1)
                                                                   ---------
        Total..................................................... 5,212,625
                                                                   =========

--------
(1) Represents commissions on exercise of all Class B Warrants in Offerings #1, #2 and #3 of $134,100, $4,277,900 and $755,625, respectively.

  The Selling Securityholders will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of the Selling Securityholder Securities.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to by made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a suit by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as an officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or manner as to which such person has been adjudged to be liable to the corporation unless the Court of Chancery or the court in which such action or suit was brought determines that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim issue or manner therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Corporations may also advance expenses incurred in defending proceedings against corporate agents upon receipt of an undertaking that the agent will reimburse the corporation if it is ultimately determined that the agent is not entitled to be indemnified against expenses reasonably incurred.

  The Company's Certificate of Incorporation provides, in effect, that, to the extent and under the circumstances permitted by Section 145 of the Delaware General Corporation Law, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as director, officer, employee or agent of another corporation or enterprise.

  As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of its directors for violations of their fiduciary duty. This eliminates each director's liability to the corporation or its stockholders for monetary damages except
(i) for any breach of the director's duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

ITEM 16. EXHIBITS

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  1.1(1)  Revised Form of Underwriting Agreement
  3.1(1)  Certificate of Ownership and Merger
  3.2(1)  Amended and Restated Certificate of Incorporation of the Registrant
  3.3(1)  Certificate of Amendment of Amended and Restated Certificate of
          Incorporation of Registrant
  3.4(1)  By-laws of the Registrant
  4.1(1)  Form of Bridge Note
  4.2(1)  Revised Form of Warrant Agreement
  4.3(1)  Revised Form of Underwriter's Unit Purchase Option
  4.4(1)  Specimen of Class A Common Stock Certificate
  4.5(1)  Specimen of Class B Common Stock Certificate
  4.6**   Specimen of Class B Warrant Certificate
  4.7(3)  Specimen of Class C Warrant Certificate
  4.8(3)  Specimen of Class D Warrant Certificate
  5.1     Legal Opinion of Irell & Manella LLP
  5.2(4)  Legal Opinion of Baer Marks & Upham LLP
 10.1(1)  1994 Stock Option Plan
 10.2     Employment Agreement between Registrant and Steven M. Fieldman dated as of August 27, 1996
 10.3(1)  Employment Agreement between Registrant and Michail Itkis dated as of
          October 31, 1994
 10.4(2)  Employment Agreement between the Registrant and Robert J. Aten dated as of April 1, 1995
 10.5(2)  Employment Agreement between the Registrant and Lance Fieldman dated as of May 1, 1995
 10.6(1)  Amended and Restated Shareholders' Agreement by and among Yuri Itkis,
          Michael Itkis, Boris Itkis, Steven M. Fieldman, Donald H. Goldman,
          Lance Fieldman and Registrant dated as of October 6, 1994
 10.7(1)  Intellectual Property License and Support Services Agreement by and
          between FortuNet, Inc. and Registrant dated as of October 6, 1994
 10.8(1)  Amended and Restated Consulting Agreement by and between Registrant and Yuri Itkis dated as of October 6, 1994
 10.9(1)  Amended and Restated Escrow Agreement by and between the Registrant,
          American Stock Transfer & Trust Company, Yuri Itkis, Michael itkis,
          Boris Itkis, Steven M. Fieldman, Donald H. Goldman and Lance Fieldman
 10.10(1) Sublease between Registrant and Key Products Co., Inc.
 10.11(2) Lease between Registrant and 44 West 55th Street Associates dated as of May 1, 1995
 10.12(1) Form of Indemnification Agreement
 10.13(1) Form of International Sales Representative Agreement
 10.14(4) Form of Amendment of Amended and Restated Escrow Agreement
 23.1     Consent of Irell & Manella LLP (included in legal opinion filed as
          Exhibit 5.1)
 23.2     Consent of KPMG Peat Marwick LLP
 23.3     Consent of Richard A. Eisner & Company LLP
 23.4(1)  Consent of Baer Marks & Upham LLP (included in Exhibit 5.2)
 24.1     Power of Attorney (included on signature page)

--------
(1) Incorporated by Reference from the Registrant's Registration Statement on Form SB-2, Registration No. 33-86928.

(2) Incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1995, filed with the Securities and Exchange Commission on February 13, 1996, File No. 0-25668.

(3) Incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the fiscal year ended July 31, 1996, filed with the Securities and Exchange Commission on September 16, 1996, File No. 0-25668.

(4) Incorporated by Reference from the Registrant's Registration Statement on Form SB-2, Registration No. 333-02044.

**  To be filed by amendment

ITEM 17. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA, ON THE 10TH DAY OF OCTOBER, 1996.

                                          INTERACTIVE FLIGHT TECHNOLOGIES,
                                           INC.

                                          By:      /s/ Michail Itkis
                                             __________________________________
                                                       Michail Itkis
                                                  Chief Executive Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Michail Itkis and Steven M Fieldman, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue thereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

        /s/ Michail Itkis            Chief Executive Officer and    October 10, 1996
____________________________________  Director
            Michail Itkis

     /s/ Steven M. Fieldman          Director                       October 10, 1996
____________________________________
        Steven M. Fieldman

         /s/ Yuri Itkis              Director                       October 10, 1996
____________________________________
            Yuri Itkis

        /s/ Boris Itkis              Director                       October 10, 1996
____________________________________
           Boris Itkis

       /s/ James H. Zukin            Director                       October 10, 1996
____________________________________
           James H. Zukin

   /s/ Alexander M. Haig, Jr.        Director                       October 10, 1996
____________________________________
   General Alexander M. Haig, Jr.

       /s/ Robert A. Aten            Chief Financial Officer        October 10, 1996
____________________________________  (Principal Financial and
           Robert A. Aten             Accounting Officer)